Exhibit 21.1

Ceridian HCM Holding Inc. – Subsidiaries

Subsidiary	State or Other Jurisdiction of Formation
Ceridian HCM, Inc.	Delaware
ABR Properties LLC	Florida
Ceridian Cares US	Minnesota
Dayforce Tax Services LLC	Delaware
Dayforce Holdings LLC	Delaware
Ceridian Dayforce LLC	Delaware
Ceridian Tax Service, Inc.	Delaware
Ceridian Global Holding Company Inc.	Delaware
LifeWorks US Holding Inc.	Delaware
Work Angel Technology Ltd.	United Kingdom
UK LifeWorks Limited[1]	United Kingdom
LifeWorks US Inc.	Delaware
LifeWorks Canada[2]	Canada
Ceridian Global UK Holding Company Limited	United Kingdom
Ceridian Australia Pty Ltd	Australia
Ceridian Canada Ltd.	Canada
Ceridian Cares	Canada
Dayforce Tax Services Ltd.	Canada
Ceridian LifeWorks HoldCo CA Ltd.	Canada
Ceridian Acquistionco ULC	British Columbia
Ceridian Dayforce Corporation	Ontario
Ceridian Dayforce Inc.	Ontario
Dayforce Europe Limited	United Kingdom
Ceridian Holdings UK Limited	United Kingdom
Ceridian (Mauritius) Ltd.	Mauritius
Ceridian (Mauritius) Technology Ltd.	Mauritius

[1]	50% owned by Ceridian Entities 40% owned by LifeWorks US Holding Inc., 1.25% owned by Ceridian Global UK Holding Company Limited and 8.75% owned by LifeWorks HoldCo CA Ltd.
[2]	Ceridian LifeWorks HoldCo CA Ltd. holds 1,764,175 exchangeable shares of LifeWorks Canada Ltd. (exchangeable for A Ordinary Shares in LifeWorks Corporation Ltd.)